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                                                                      EXHIBIT 15

November 17, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE: REPRESENTATION OF COUNSEL FOR FIRST SAFECO NATIONAL LIFE INSURANCE COMPANY OF NEW YORK ("FIRST SAFECO") AND ITS FIRST SAFECO SEPARATE ACCOUNT S ("SEPARATE ACCOUNT") INITIAL REGISTRATION ON FORM N-8A AND FORM N-4

FILE NOS.

Commissioners:

First SAFECO and its Separate Account believe that the filing of this initial registration, is consistent with the purposes and requirements for filing under Rule 485(a) under the Securities Act of 1933 ("1933 Act"). This representation is based on the fact that the changes included in this initial registration are consistent with the purposes and requirements described in the adopting release for the changes to Rule 485 (IC-Rel. 20486).

Based on the above, the filing of this initial registration, is made pursuant to Rule 485(a) of the 1933 Act to become effective as soon as is practicable. The undersigned has prepared and reviewed this initial registration, and it is his opinion that this registration does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (a) of Rule 485.

Sincerely,

/S/ William E. Crawford

William E. Crawford
Counsel


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